                                                                    Exhibit 99.1

       AFFORDABLE RESIDENTIAL COMMUNITIES ANNOUNCES DIRECTOR RESIGNATIONS

DENVER--(BUSINESS WIRE)--January 12, 2005--Affordable Residential Communities
Inc. (NYSE:ARC) today announced that, on January 10, 2005, Thomas H. Lee Equity
Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., and Thomas H. Lee Foreign
Fund IV-B, L.P. issued a pro rata distribution of, in the aggregate, 8,078,225 shares of common stock of ARC to their respective general and limited partners.
Because Thomas H. Lee Partners, L.P. no longer has a significant investment in
ARC, the three ARC directors who are affiliated with Thomas H. Lee Partners,
L.P., Todd M. Abbrecht, Thomas M. Hagerty and Scott A. Schoen, have resigned from the ARC Board. While these directors will not be replaced at this time,
ARC's Board will review its size and composition and will make appropriate changes and recommendations as regularly scheduled when the entire Board stands for reelection at ARC's next annual meeting.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. currently owns and operates approximately 67,000 homesites located in 327 communities in 29 states. ARC is a fully integrated, self-administered, self-managed equity real estate investment trust (REIT) focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities.

The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, general risks affecting the real estate industry; the Company's ability to maintain or increase rental rates and occupancy with respect to properties currently owned;
the Company's assumptions on rental home and home sales activity; completion of pending acquisitions, if any, and timing with respect thereto; the Company's growth and expansion into new markets or to integrate acquisitions successfully;
the effect of interest rates as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The
Company expressly disclaims any intention or obligation to provide public updates, revisions or amendments to any forward-looking statements that become untrue because of subsequent events.

Contact:

     Affordable Residential Communities Inc.
     Lawrence Kreider, 866-847-8931
     investor.relations@aboutarc.com
     or
     Integrated Corporate Relations, Inc
     Brad Cohen, 203-682-8211